Exhibit 10.21
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of February 21, 2008, by and among THE MERIDIAN RESOURCE CORPORATION, a Texas corporation (the “Borrower”), the several banks, financial institutions and other entities from time to time parties to the Credit Agreement (as defined below) (collectively, the “Lenders”), and FORTIS CAPITAL CORP. (“Fortis”), as administrative agent for the Lenders.
RECITALS
     WHEREAS, the Borrower, Fortis as Administrative Agent, and certain financial institutions have entered into an Amended and Restated Credit Agreement dated as of December 23, 2004 (as amended, the “Credit Agreement”);
     WHEREAS, certain of the Lenders, RZB Finance LLC (“RZB”), Standard Bank plc (“Standard”), Union Bank of California, N.A. (“UBOC”), Allied Irish Banks, plc, and Fortis have assigned all or part of their interests in the Credit Agreement to Fortis, The Bank of Nova Scotia, U.S. Bank National Association (“US Bank”), and Comerica Bank by way of Assignments and Acceptances executed immediately prior to the effectiveness of this Amendment;
     WHEREAS, as a consequence of such Assignments and Acceptances and this Amendment, US Bank will become a Lender and a party to the Credit Agreement and RZB, Standard and UBOC shall no longer be Lenders under or a party to the Credit Agreement;
     WHEREAS, the Borrower has requested that the Lenders extend the maturity date of the Credit Agreement to February 21, 2012 and make certain other amendments to the Credit Agreement, and, subject to the terms and conditions set forth herein, the Lenders have agreed to make such extension;
     WHEREAS, on January 3, 2007 the Borrower organized TMR Drilling Corporation, a Texas corporation (“TMR Drilling”) as a Subsidiary, and executed a Second Amendment of Pledge Agreement dated as of May 31, 2007 whereby it pledged its stock in TMR Drilling to the Administrative Agent for the benefit of the Creditors (as defined therein);
     WHEREAS, TMR Drilling has executed a Second Amendment of Security Agreement and Joinder to Guarantee, both dated as of May 31, 2007, whereby TMR Drilling became a Debtor and Guarantor respectively; and
     WHEREAS, the Borrower has requested that the Lenders (a) waive certain provisions of the Credit Agreement to enable TMR Drilling to purchase a land based drilling rig and related equipment (the “Drilling Rig”) from Orion Drilling Company, LP (“Orion”) and lease the Drilling Rig back to Orion with financing for the transaction to be provided by The CIT Group/Equipment Financing, Inc. (“CIT”) as more fully described in Appendix I attached hereto (the “Drilling Rig Transaction”), and (b) release and discharge their security interest in the Drilling Rig and related property as more fully described in Appendix I attached hereto (the “CIT Collateral”), and, subject to the terms and conditions set forth herein, the Lenders have agreed to grant such waivers and release and discharge their security interest in the CIT Collateral;
     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Defined Terms. All capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed to them in the Credit Agreement. Unless otherwise specified, all section references herein refer to sections of the Credit Agreement.
     2. Amendments to Credit Agreement.
          2.1 Definitions (Section 1).
     (a) Applicable Margin. The definition of “Applicable Margin” is amended to read as follows:
     “‘Applicable Margin’ — for any day with respect to Eurodollar Loans and ABR Loans, the applicable per annum rate set forth below opposite the Borrowing Base Usage in effect on any such day:

Borrowing Base Usage	Eurodollar Margin	ABR Margin

Less than or equal to 50%	1.50%	0.75%
Greater than 50% and less than or equal to 75%	1.75%	1.00%
Greater than 75% and less than or equal to 90%	2.00%	1.25%
Greater than 90%	2.50%	1.75%
As used herein, “Borrowing Base Usage” on any day means the percentage equivalent to the ratio of (i) the sum of the aggregate principal amount of the Loans then outstanding and Letter of Credit Outstandings on such day to (ii) the Borrowing Base in effect on such day.”
     (b) Consolidated Tangible Net Worth. The definition of “Consolidated Tangible Net Worth” is amended to read as follows:
     ”‘Consolidated Tangible Net Worth’ means, at any date of determination, all assets of the Borrower and its Subsidiaries as of such date, minus intangible assets, minus the liabilities of the Borrower and its Subsidiaries, and all determined in accordance with GAAP on a consistent basis with the latest financial statements. For purposes of this definition, “intangible assets” shall include patents, copyrights, licenses, franchises, good will, trade names, and trade secrets but shall exclude oil, gas, or other mineral leases, and all leases required to be capitalized under GAAP. The calculation of Consolidated Tangible Net Worth shall exclude the impact of ceiling test write-downs and the non-cash impact of Commodity Hedging Agreements and other comprehensive income (determined in accordance with GAAP), in each such case occurring as of June 30, 2007 or thereafter.”
     (c) Syndication Agent. The definition of “Syndication Agent” is amended to read as follows:
     “‘Syndication Agent’ — The Bank of Nova Scotia.”
     (d) Termination Date. The definition of “Termination Date” is amended to read as follows:
     “‘Termination Date‘ — February 21, 2012.”
     (e) Uniform Customs. The definition of “Uniform Customs” is amended to read as follows:
     “‘Uniform Customs‘ — the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.”
     (f) Agents. The terms “Documentation Agent” and “Sole Lead Arranger” are hereby deleted from the Credit Agreement. The term “Co-Lead Arrangers” is added to the Credit Agreement as follows:
     “‘Co-Lead Arrangers’ — Fortis and The Bank of Nova Scotia.”
     2.2 Section 7.2(f) (Certificates; Other Information). Section 7.2(f) is amended to read as follows:
     “(f) within 60 days of the commencement of each fiscal year, annual cash flow projections for such fiscal year of the Borrower, including quarterly production volumes, revenues, expenses, taxes and budgeted capital expenditures; and”
     2.3 Section 8.1(d) (Tangible Net Worth). Section 8.1(d) is amended to read as follows:

     “(d) Tangible Net Worth. Permit the Consolidated Tangible Net Worth of the Borrower and its Subsidiaries to be less than $215,000,000.00, plus (i) (A) 50% of Consolidated Net Income for the period beginning July 1, 2007 and ending December 31, 2007, and (B) 50% of the Consolidated Net Income for any fiscal year commencing after December 31, 2007, and (ii) 50% of the net cash proceeds of any equity offering received by the Borrower or any of its Subsidiaries after June 30, 2007.”
     2.4 Section 8.4 (Limitation on Guarantee Obligations). Section 8.4(c) is amended to read as follows:
     “8.4 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 8.4, (b) Guarantee Obligations arising under the Loan Documents, (c) Guarantee Obligations with respect to Indebtedness permitted by subsection 8.2 (other than subsections (g) and (h) thereof), (d) Guarantee Obligations incurred by any Borrower or any Subsidiary thereof with respect to any obligations or liabilities of a Borrower or any Subsidiary thereof, so long as the incurring of such obligations or liabilities is not prohibited by Section 8.2 hereof, and (e) Guarantee Obligations issued by the Borrower or by any of its Subsidiaries in the ordinary course of business of obligations of other Persons (other than in respect of Indebtedness) in connection with current oil and gas drilling, oil and gas production, oil and gas transportation, crude oil purchasing, oil and gas exploration or other similar programs or operations. Notwithstanding any provision in this Section 8.4, the Borrower and one or more of its Subsidiaries shall be permitted to incur Guarantee Obligations (i) in connection with the Drilling Rig Transaction as described in the First Amendment to Credit Agreement dated February 21, 2008 in an amount not to exceed $10,300,000.00, and (ii) with respect to Indebtedness permitted by subsection 8.2(h) not to exceed $2,500,000 in the aggregate.”
     2.5 Section 10.11 (Others). Section 10.11 is amended to read as follows:
     “10.11. Others. None of the Co-Lead Arrangers or the Bookrunner, in such respective capacities, shall have any duties or responsibilities, or incur any liabilities, under this Agreement or the other Loan Documents.”
     2.6 Section 11.5 (Payment of Expenses and Taxes). Section 11.5 is amended to read as follows:
     “11.5. Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of (i) counsel to the Administrative Agent and (ii) the Administrative Agent customarily charged by it in connection with syndicated credits, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, (c) to pay, indemnify, and hold each Lender, the Administrative Agent, the Co-Lead Arrangers, the Bookrunner and the Syndication Agent (and their respective Affiliates and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Co-Lead Arrangers, the Bookrunner and the Syndication Agent (and their respective directors, officers, employees, agents and affiliates) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or the proposed use of proceeds contemplated by this Agreement, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to any Loan Party or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation under this clause (d) to any Administrative Agent, the Co-Lead Arrangers, the Bookrunner, the Syndication Agent, or any Lender (or any of their respective directors, officers, employers, agents or affiliates), with respect to indemnified liabilities to the extent such liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, and agrees to cause each of its Subsidiaries not to assert and to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Person entitled to indemnification under this subsection 11.5. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.”
     2.7 Schedules. The Schedules to the Credit Agreement are hereby deleted and replaced by the Schedules attached to this Amendment as Appendix II.
     3. Borrowing Base. The Borrowing Base as of the effectiveness of this Amendment is $110,000,000.00.
     4. New Lenders. Each new Lender hereby represents and warrants: (a) from and after the effectiveness of this Amendment, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Commitment, shall have the obligations of a Lender thereunder, and (b) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     5. Reallocation of Existing Commitments, Loans, and Letter of Credit Outstandings. In connection herewith, contemporaneously with the effectiveness hereof, Fortis, The Bank of Nova Scotia, U.S. Bank, and Comerica Bank hereby acknowledge and agree that they have purchased and accepted from other Lenders, a portion of the outstanding aggregate Commitments, Loans and Letter of Credit Outstandings immediately prior to the effectiveness hereof (and if any such sale, assignment, transfer or conveyance includes the assignment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefore, Borrower agrees that it shall pay any amounts requested by an affected Lender pursuant to Section 4.14 of the Credit Agreement), such that (a) each Lender’s Commitment shall equal the Commitment amount set forth opposite such Lender’s name on Schedule 1.1(a) attached to this Amendment in Appendix II, and (b) the amount of each Lender’s outstanding Loans and Letter of Credit Outstandings shall equal such Lender’s Commitment Percentage (as set forth in Schedule 1.1(a)) of the total outstanding Loans and Letter of Credit Outstandings. The Borrower, the Administrative Agent and each Lender a party hereto hereby consent to all reallocations and assignments of the Commitments, Loans and Letter of Credit Outstandings effected pursuant to the foregoing.
     6. Effectiveness of Amendment. This Amendment shall become effective upon receipt by the Administrative Agent, on behalf of the Lenders, of:
     (a) An executed copy of this Amendment;

     (b) An executed copy of each Assignment and Acceptance referred to in the Recitals to this Amendment;
     (c) A duly executed Note payable to the order of each new Lender and any existing Lender whose Commitment has changed as a result of this Amendment;
     (d) A copy of the resolution, in form and substance satisfactory to the Administrative Agent, of the board of directors of the Borrower authorizing the execution, delivery and performance of this Amendment and the Notes issued pursuant to paragraph (b) above;
     (e) A copy of a Confirmation of Guarantee, in form and substance satisfactory to the Administrative Agent, duly executed by each Guarantor; and
     (f) Payment of all fees due and owing to the Administrative Agent and the Lenders.
     7. Consent and Waiver.
     (a) The Lenders hereby (i) consent to the Drilling Rig Transaction and waive any related Event of Default caused thereby, (ii) waive any violations of Sections 8.11 and 8.13 of the Credit Agreement to the extent such provisions would be deemed violated solely due to the Drilling Rig Transaction, (iii) consent to the pledge of the CIT Collateral to CIT pursuant to the Drilling Rig Transaction, and (iv) agree that the CIT Collateral (A) shall not be considered “Collateral” within the meaning of Section 2.1 of the Security Agreement dated as of August 13, 2002, as amended, executed by the Borrower and the other Debtors party thereto in favor of the Administrative Agent for the benefit of the Creditors as defined therein, and, notwithstanding Sections 8.18 and 7.9(a) of the Credit Agreement, do hereby release and discharge their security interest in the CIT Collateral, and (B) shall not secure any Obligations or other liabilities owed by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent.
     (b) Except as expressly waived or agreed herein, all covenants, obligations and agreements of Borrower contained in the Credit Agreement shall remain in full force and effect in accordance with their terms. Without limitation of the foregoing, the consents and agreements set forth herein are limited precisely to the extent set forth herein and shall not be deemed to (i) be a consent or agreement to, or waiver or modification of, any other term or condition of the Credit Agreement or any other documents referred to therein, or a consent to or waiver of any future action or inaction by the Borrower, or (ii) except as expressly set forth herein, prejudice any right or rights which the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any of the documents referred to therein. Except as expressly modified hereby, the terms and provisions of the Credit Agreement and any other documents or instruments executed in connection with any of the foregoing, are and shall remain in full force and effect, and the same are hereby ratified and confirmed by Borrower in all respects.
     8. Ratifications, Borrower Representations and Warranties.
     8.1 The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Borrower and the Lenders agree that the Credit Agreement and the Loan Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.
     8.2 To induce the Lenders to enter into this Amendment, the Borrower ratifies and confirms that each representation and warranty set forth in the Credit Agreement is true and correct in all material respects as if such representations and warranties were made on the even date herewith (unless any such representations and warranties are stated to refer to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and further represents and warrants (a) that there has occurred since the date of the last financial statements delivered to the Lender no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect, (b) that no Event of Default exists on the date hereof, and (c) that the Borrower is fully authorized to enter into this Amendment.
     9. Benefits. This Amendment shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and assigns; provided, however, that Borrower may not, without the prior written consent of the Lenders, assign any rights, powers, duties or obligations under this Amendment, the Credit Agreement or any of the other Loan Documents.
     10. Construction. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.
     11. Invalid Provisions. If any provision of this Amendment is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Amendment shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.
     12. Entire Agreement. The Credit Agreement, as amended by this Amendment, contains the entire agreement among the parties regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings among the parties hereto regarding same.
     13. Reference to Credit Agreement. The Credit Agreement and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in the Credit Agreement to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.
     14. Counterparts. This Amendment may be separately executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

THE MERIDIAN RESOURCE CORPORATION
By:	/s/ Joseph A. Reeves, Jr.
	Name:	Joseph A. Reeves, Jr.
	Title:	Chairman & Chief Executive Officer

FORTIS CAPITAL CORP., as Administrative Agent, Co-Lead Arranger, Bookrunner, Issuing Lender and a Lender
By:	/s/ David Montgomery
	Name:	David Montgomery
	Title:	Director

By:	/s/ Darrell Holley
	Name:	Darrell Holley
	Title:	Managing Director

THE BANK OF NOVA SCOTIA, as Co-Lead Arranger, Syndication Agent and a Lender
By:	/s/ David G. Mills
	Name:	David G. Mills
	Title:	Director

COMERICA BANK, as a Lender
By:	/s/ Huma Manal
	Name:	Huma V. Manal
	Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Justin Alexander
	Name:	Justin M. Alexander
	Title:	Vice President

ALLIED IRISH BANKS plc, as a Lender
By:	/s/ David O’Driscoll
	Name:	David O’Driscoll
	Title:	Assistant Vice President

By:	/s/ Vaughn Buck
	Name:	Vaughn Buck
	Title:	Director